Filed Pursuant To Rule 433

Registration No. 333-209926

July 20, 2016

A TACTICAL ADVANTAGE
Guide to the Dorsey Wright SPDR® ETF Models
STATE STREET GLOBAL ADVISORS. SPDR®

A LEADING PROVIDER OF TECHNICAL ANALYSIS
Combined with the Precision of SPDR® ETFs
In 2007, State Street Global Advisors (SSGA) partnered with Dorsey, Wright & Associates (DWA) to help bring greater optimization to client portfolios by combining DWA’s technical analysis with our pioneering family of SPDR® ETFs.
We offer five Dorsey Wright SPDR ETF models. Each model is designed to provide targeted exposure to key themes and trends that DWA believes offer the greatest potential for return based on relative strength within that particular asset class.
Relative strength analyzes the performance of investment options against one another within their respective universes. The metric is used to determine which ETFs have the greatest potential for outperforming the market according to price momentum. To construct each model, DWA begins by analyzing a unique investable universe of SPDR ETFs. Inclusion in the Dorsey Wright model is determined by measuring each SPDR ETF’s relative price momentum against a benchmark or against other SPDR ETF’s in the investable universe. Only investments with superior relative strength will be included in the model.
Models remain 100% invested at all times and target an equal weighting across holdings.
State Street Dorsey Wright Models
State Street Fixed Income Model State Street Global Rotation Model State Street Global Sector Rotation Model State Street Sector Model State Street International Sector Rotation Model

State Street Fixed Income Model

The State Street Fixed Income Model seeks to identify themes in different fixed income sub-asset classes to capture the strongest price momentum, while avoiding the weakest price momentum.

Portfolio Rules

- The model holds four equal-weighted positions
- Investment universe comprised of 21 SPDR fixed income ETFs
- To be included in the model, the ETF must have superior relative strength versus the other SPDR ETFs in the universe
- Established positions are only sold if they fall sufficiently out of favor relative to the other SPDR ETFs in the universe, with proceeds moving into the strongest relative strength ETF not currently in the portfolio
- Positions are only rebalanced back to equal weighting if a position falls to a weighting of less than 18% or greater than 32% of the overall portfolio

Fixed Income Model Holdings

Allocation	Product	Ticker	Gross Expense Ratio
25%	SPDR Wells Fargo Preferred Stock ETF	**PSK**	0.10
25%	SPDR Barclays International Treasury Bond ETF	**BWX**	0.50
25%	SPDR Barclays Capital Intermediate Term Credit Bond ETF	**TFI**	0.30
25%	SPDR Barclays Emerging Markets Local Bond ETF	**EBND**	0.50

Source: Dorsey Wright & Associates, as of 6/30/2016.
Allocations are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.
Weighted Average Gross Expense Ratio: 0.44%.
Weighted Average Gross Expense Ratio is calculated using the gross expense ratio of each individual ETF included in the model proportionately to the allocation percentage provided.
The gross expense ratio is the fund's total annual operating expenses ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund's most recent prospectus.

Fixed Income Model Universe

Name	Ticker
SPDR Barclays 1-3 Month T-Bill ETF	**BIL**
SPDR Barclays Capital Aggregate Bond ETF	**BNDS**
SPDR Barclays Capital Convertible Bond ETF	**CWB**
SPDR Barclays Capital Emerging Markets Local Bond ETF	**EBND**
SPDR Barclays Capital High Yield Bond	**JNK**
SPDR Barclays Capital Intermediate Term Credit Bond ETF	**ITR**
SPDR Barclays Capital Intermediate Term Treasury ETF	**ITE**
SPDR Barclays Capital International Corporate Bond ETF	**IBND**
SPDR Barclays Capital International Treasury Bond	**BWX**
SPDR Barclays Capital Investment Grade Floating Rate ETF	**FLRN**
SPDR Barclays Capital Long Term Corporate Bond ETF	**LWC**

Name	Ticker
SPDR Barclays Capital Long Term Treasury ETF	**TLO**
SPDR Barclays Capital Mortgage Backed Bond ETF	**MBG**
SPDR Barclays Capital Municipal Bond	**TFI**
SPDR Barclays Capital Short Term Corporate Bond ETF	**SCPB**
SPDR Barclays Capital Short Term International Treasury Bond	**BWZ**
SPDR Barclays Capital Short Term Municipal Bond	**SHM**
SPDR Barclays Capital TIPS ETF	**IPE**
SPDR Blackstone / GSO Senior Loan ETF	**SRLN**
SPDR DB International Government Inflation-Protected Bond ETF	**WIP**
SPDR Wells Fargo Preferred Stock ETF	**PSK**

State Street Global Advisors 2

Guide to the Dorsey Wright SPDR® ETF Models

State Street Global Rotation Model

The State Street Global Rotation Model is designed to provide targeted exposure to SPDR Global ETFs in an attempt to capture the strongest price momentum, and includes a dynamic rotation strategy that reacts to changes in performance price momentum.

Portfolio Rules

- The model holds three equal-weighted positions and is rebalanced whenever there is a change to those positions
- Investment universe comprised of 17 SPDR international region and country ETFs, including SPDR S&P 500 ETF (SPY)
- To be included in the model, the ETF must have superior relative strength versus the other SPDR ETFs in the universe
- Established positions are only sold when they fall sufficiently out of favor relative to the other SPDR ETFs in the universe and the next strongest relative strength ETF not currently in the model is added

Global Rotation Holdings

Allocation	Product	Ticker	Gross Expense Ratio
33%	SPDR MSCI EAFE StrategicFactors ETF	QEFA	0.30
33%	SPDR S&P World (ex-US) ETF	GWL	0.34
33%	SPDR S&P 500 ETF Trust	SPY	0.1098

Source: Dorsey Wright & Associates, as of 6/30/2016.
Allocations are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.
Weighted Average Gross Expense Ratio: 0.24%
Weighted Average Gross Expense Ratio is calculated using the gross expense ratio of each individual ETF included in the model proportionately to the allocation percentage provided.
The gross expense ratio is the fund's total annual operating expenses ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund's most recent prospectus.

Global Rotation Model Universe

Name	Ticker
SPDR S&P 500 ETF Trust	SPY
SPDR S&P Emerging Asia Pacific ETF	GMF
SPDR S&P China ETF	GXC
SPDR S&P Emerging Middle East & Africa ETF	GAF
SPDR S&P Emerging Markets ETF	GMM
SPDR MSCI EAFE Quality Mix ETF	QEFA
SPDR MSCI EM Beyond BRIC ETF	EMBB
SPDR MSCI Emerging Markets Quality Mix ETF	QEMM
SPDR S&P Emerging Latin America ETF	GML

Name	Ticker
SPDR Russell/Nomura PRIME Japan ETF	JPP
SPDR EURO STOXX 50 ETF	FEZ
SPDR MSCI ACWI[SM] ex-US ETF	CWI
SPDR STOXX Europe 50 ETF	FEU
SPDR S&P Emerging Europe ETF	GUR
SPDR S&P World (ex-US) ETF	GWL
SPDR S&P BRIC 40	BIK
SPDR S&P Russia ETF	RBL

3

State Street Global Sector Rotation Model

The State Street Global Sector Rotation Model is designed to provide targeted exposure to domestic and international SPDR Sector and Industry ETFs in an attempt to capture the strongest price momentum, and includes a dynamic rotation strategy that reacts to changes in performance price momentum.

Portfolio Rules

- The model holds five equal-weighted positions, with allocations reviewed upon any change to positions. If any one position is more than 27% or less than 13% of the overall model, the portfolio change is made, and all positions are rebalanced
- Investment universe comprised of 40 SPDR sector and industry ETFs
- To be included in the model, the ETF must have superior relative strength versus the other SPDR ETFs in the universe
- Established positions are only sold when they fall sufficiently out of favor relative to the other SPDR ETFs in the universe, with proceeds moving into the next highest ranked ETF not currently in the model

Global Sector Rotation Holdings

Allocation	Product	Ticker	Gross Expense Ratio
20%	Consumer Discretionary Select Sector SPDR Fund	XLY	0.15
20%	SPDR S&P Semiconductor ETF	XSD	0.35
20%	Health Care Select Sector SPDR Fund	XLV	0.35
20%	SPDR S&P Aerospace & Defense ETF	XAR	0.35
20%	SPDR S&P Health Care Services	XHS	0.35

Source: Dorsey Wright & Associates, as of 6/30/2016.
Allocations are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.
Weighted Average Gross Expense Ratio: 0.31%
Weighted Average Gross Expense Ratio is calculated using the gross expense ratio of each individual ETF included in the model proportionately to the allocation percentage provided.
The gross expense ratio is the fund's total annual operating expenses ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund's most recent prospectus.

Global Sector Rotation Model Universe

Name	Ticker
SPDR Dow Jones REIT ETF	RWR
Consumer Discretionary Select Sector SPDR Fund	XLY
SPDR S&P Insurance ETF	KIE
Health Care Select Sector SPDR Fund	XLV
Energy Select Sector SPDR Fund	XLE
SPDR S&P Health Care Services ETF	XHS
SPDR S&P Telecom ETF	XTL
Industrial Select Sector SPDR Fund	XLI
SPDR S&P Biotech ETF	XBI
SPDR S&P Aerospace & Defense ETF	XAR
Consumer Staples Select Sector SPDR Fund	XLP
SPDR Morgan Stanley Technology ETF	MTK
SPDR S&P Software & Services ETF	XSW
Utilities Select Sector SPDR Fund	XLU
SPDR S&P International Health Care Sector	IRY
Materials Select Sector SPDR Fund	XLB
SPDR S&P Transportation ETF	XTN
SPDR S&P Retail ETF	XRT
SPDR S&P Health Care Equipment ETF	XHE
SPDR S&P International Consumer Staples Sector	IPS

Name	Ticker
SPDR DJ Wilshire International Real Estate ETF	RWX
Technology Select Sector SPDR Fund	XLK
SPDR S&P Pharmaceuticals ETF	XPH
SPDR S&P Regional Banking ETF	KRE
SPDR S&P Capital Markets ETF	KCE
SPDR S&P International Consumer Discretionary Sector	IPD
SPDR S&P Oil & Gas Exploration & Production ETF	XOP
SPDR S&P Homebuilders ETF	XHB
SPDR S&P Bank ETF	KBE
SPDR S&P International Technology Sector	IPK
SPDR S&P International Industrials Sector	IPN
SPDR S&P International Telecommunications Sector	IST
SPDR S&P Metals & Mining ETF	XME
Financial Select Sector SPDR Fund	XLF
SPDR S&P Oil & Gas Equipment & Services ETF	XES
SPDR S&P International Materials Sector	IRV
SPDR S&P International Financial Sector	IPF
SPDR S&P International Energy Sector	IPW
SPDR S&P International Utilities Sector	IPU
SPDR S&P Semiconductor ETF	XSD

State Street Global Advisors 4

Guide to the Dorsey Wright SPDR® ETF Models

State Street Sector Model

The State Street Sector Model is designed to provide targeted exposure to SPDR sector, industry and commodity ETFs in an attempt to capture the strongest price momentum, and includes a dynamic rotation strategy that reacts to changes in performance price momentum.

Portfolio Rules

- Investment universe comprised of 30 SPDR sector, industry and commodity ETFs.
- SPDR ETFs are compared to the S&P 500 Index
- If the ETF demonstrates positive relative strength versus the S&P 500® Index, it is added to the model
- To be included in the model, the ETF must have superior relative strength versus the other SPDR ETFs in the universe as well as showing signals of rising demand
- Established positions are only sold when they fall sufficiently out of favor relative to the other SPDR ETFs in the universe, as well as showing signals of a sell off
- When an addition or deletion is made, the model is rebalanced so each position is equally weighted

Sector Model Holding

Allocation	Product	Ticker	Gross Expense Ratio
6.25	SPDR Gold Trust	GLD®	0.40
6.25	SPDR S&P Insurance ETF	KIE	0.35
6.25	SPDR Morgan Stanley Technology ETF	MTK	0.35
6.25	SPDR Dow Jones REIT ETF	RWR	0.35
6.25	SPDR S&P Aerospace & Defense ETF	XAR	0.35
6.25	SPDR S&P Oil & Gas Equipment & Services ETF	XES	0.35
6.25	SPDR S&P Health Care Services ETF	XHS	0.35
6.25	Industrial Select Sector SPDR Fund	XLI	0.35
6.25	Technology Select Sector SPDR Fund	XLK	0.35
6.25	Utilities Select Sector SPDR Fund	XLU	0.35
6.25	Health Care Select Sector SPDR Fund	XLV	0.35
6.25	Consumer Discretionary Select Sector SPDR Fund	XLY	0.35
6.25	SPDR S&P Metals & Mining ETF	XME	0.35
6.25	SPDR S&P Oil & Gas Exploration & Production ETF	XOP	0.35
6.25	SPDR S&P Semiconductor ETF	XSD	0.35
6.25	SPDR S&P Software & Services ETF	XSW	0.35

Sector Model Universe

Name	Ticker
SPDR Gold Trust	GLD
SPDR Dow Jones REIT ETF	RWR
Consumer Discretionary Select Sector SPDR Fund	XLY
SPDR S&P Insurance ETF	KIE
Health Care Select Sector SPDR Fund	XLV
Energy Select Sector SPDR Fund	XLE
SPDR S&P Health Care Services ETF	XHS
SPDR S&P Telecom ETF	XTL
Industrial Select Sector SPDR Fund	XLI
SPDR S&P Biotech ETF	XBI
SPDR S&P Aerospace & Defense ETF	XAR
Consumer Staples Select Sector SPDR Fund	XLP
SPDR Morgan Stanley Technology ETF	MTK
SPDR S&P Software & Services ETF	XSW
Utilities Select Sector SPDR Fund	XLU

Name	Ticker
Materials Select Sector SPDR Fund	XLB
SPDR S&P Transportation ETF	XTN
SPDR S&P Retail ETF	XRT
SPDR S&P Health Care Equipment ETF	XHE
SPDR S&P Semiconductor ETF	XSD
Technology Select Sector SPDR Fund	XLK
SPDR S&P Pharmaceuticals ETF	XPH
SPDR S&P Regional Banking ETF	KRE
SPDR S&P Capital Markets ETF	KCE
SPDR S&P Oil & Gas Exploration & Production ETF	XOP
SPDR S&P Homebuilders ETF	XHB
SPDR S&P Bank ETF	KBE
SPDR S&P Metals & Mining ETF	XME
Financial Select Sector SPDR Fund	XLF
SPDR S&P Oil & Gas Equipment & Services ETF	XES

5

State Street International Sector Rotation Model
The State Street International Sector Rotation Model is designed to provide targeted exposure to SPDR International Sector ETFs in an attempt to capture the strongest price momentum, and includes a dynamic rotation strategy that reacts to changes in performance price momentum.
Portfolio Rules
The model holds three equal-weighted positions and is rebalanced whenever there is a change to positions
Investment universe comprised of 10 SPDR International Sector ETFs
To be included in the model, the ETF must have superior relative strength versus the other SPDR ETFs in the universe
Established positions are only sold when they fall significantly out of favor relative to the other sectors in the universe, with proceeds moving into the next strongest relative strength ETF not currently in the model
International Sector Rotation Model Universe
Name Ticker
SPDR S&P International Health Care Sector IRY
SPDR S&P International Consumer Staples Sector IPS
SPDR S&P International Consumer Discretionary Sector IPD
SPDR S&P International Technology Sector IPK
SPDR S&P International Industrials Sector IPN
SPDR S&P International Telecommunications Sector IST
SPDR S&P International Materials Sector IRV
SPDR S&P International Financial Sector IPF
SPDR S&P International Energy Sector IPW
SPDR S&P International Utilities Sector IPU
International Sector Rotation Holdings
Allocation Product Ticker Gross Expense Ratio
33.3% SPDR S&P International Consumer IPD 0.40
Discretionary Sector
33.3% SPDR S&P International IRY 0.40
Health Care Sector
33.3% SPDR S&P International IPN 0.40
Industrials Sector
Source: Dorsey Wright & Associates, as of 6/30/2016.
Allocations are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.
Weighted Average Gross Expense Ratio: 0.40%
Weighted Average Gross Expense Ratio is calculated using the gross expense ratio of each individual ETF included in the model proportionately to the allocation percentage provided.
The gross expense ratio is the fund’s total annual operating expenses ratio. It is gross of any fee waivers or expense reimbursements. It can be found in the fund’s most recent prospectus.
State Street Global Advisors 6

Guide to the Dorsey Wright SPDR® ETF Models

Standard Performance as of 6/30/2016

	Name	Ticker	Gross Expense Ratio		Cumulative Qtd (%)	Annualized 1Yr (%)	Annualized 5Yr (%)	Annualized 10Yr (%)	Since Inception (%)	Inception Date
Fixed Income	SPDR Barclays International Treasury Bond ETF	**BWX**	0.50%	NAV	2.58	9.67	0.18	N/A	2.87	10/02/2007
	Market Value		N/A	Market Value	2.57	9.68	0.19	N/A	2.86	10/02/2007
	SPDR Nuveen Barclays Municipal Bond ETF	**TFI**	0.30%	NAV	3.03	9.01	5.30	N/A	4.99	09/11/2007
	Market Value		N/A	Market Value	3.12	9.19	5.41	N/A	4.99	09/11/2007
	SPDR Wells Fargo Preferred Stock ETF	**PSK**	0.45%	NAV	3.77	12.11	6.49	N/A	8.53	09/16/2009
	Market Value		N/A	Market Value	3.65	12.05	6.51	N/A	8.55	09/16/2009
	SPDR Barclays Emerging Markets Local Bond ETF	**EBND**	0.50%	NAV	2.40	2.44	-0.94	N/A	0.33	02/23/2011
	Market Value		N/A	Market Value	3.38	2.96	-1.12	N/A	0.40	02/23/2011
Global Rotation	SPDR MSCI EAFE StrategicFactors ETF	**QEFA**	0.30%	NAV	-0.35	-4.33	N/A	N/A	-3.04	06/04/2014
	Market Value		N/A	Market Value	0.65	-3.93	N/A	N/A	-2.72	06/04/2014
	SPDR S&P World ex-US ETF	**GWL**	0.34%	NAV	-0.86	-9.12	1.50	N/A	-0.32	04/20/2007
	Market Value		N/A	Market Value	0.05	-8.70	1.34	N/A	-0.27	04/20/2007
	SPDR S&P 500 ETF	**SPY**	0.11%	NAV	2.42	3.88	11.94	7.32	8.94	01/22/1993
	Market Value		N/A	Market Value	2.45	3.95	11.95	7.32	8.94	01/22/1993
Global Sector Rotation Model	Consumer Discretionary Select Sector SPDR Fund	**XLY**	0.14%	NAV	-0.92	3.65	15.90	10.50	8.08	12/16/1998
	Market Value		N/A	Market Value	-0.91	3.69	15.91	10.50	8.08	12/16/1998
	SPDR S&P Semiconductor ETF	**XSD**	0.35%	NAV	0.13	4.03	10.42	7.23	5.71	01/31/2006
	Market Value		N/A	Market Value	0.13	4.02	10.42	7.32	5.71	01/31/2006
	Health Care Select Sector SPDR Fund	**XLV**	0.14%	NAV	6.23	-2.14	17.08	10.97	7.90	12/16/1998
	Market Value		N/A	Market Value	6.25	-2.09	17.08	10.96	7.90	12/16/1998
	SPDR S&P Aerospace & Defense ETF	**XAR**	0.35%	NAV	7.46	-0.11	N/A	N/A	20.55	09/28/2011
	Market Value		N/A	Market Value	7.50	-0.13	N/A	N/A	20.55	09/28/2011
	SPDR S&P Health Care Services ETF	**XHS**	0.35%	NAV	3.51	-11.74	N/A	N/A	20.73	09/28/2011
	Market Value		N/A	Market Value	3.54	-11.78	N/A	N/A	20.74	09/28/2011

7

Standard Performance as of 6/30/2016

	Name	Ticker	Gross Expense Ratio		Cumulative Qtd (%)	Annualized 1Yr (%)	Annualized 5Yr (%)	Annualized 10Yr (%)	Since Inception (%)	Inception Date
Sector Rotation	SPDR Gold Shares	**GLD**	0.40%	NAV	6.67	12.34	-2.97	7.53	9.44	11/18/2004
	Market Value		N/A	Market Value	7.55	12.59	-2.82	7.52	9.35	11/18/2004
	SPDR S&P Insurance ETF	**KIE**	0.35%	NAV	3.21	6.37	13.29	5.18	4.76	11/08/2005
	Market Value		N/A	Market Value	3.21	6.38	13.29	5.19	4.76	11/08/2005
	SPDR Morgan Stanley Technology ETF	**MTK**	0.35%	NAV	0.22	5.73	11.04	8.66	0.92	09/25/2000
	Market Value		N/A	Market Value	0.21	5.69	11.04	8.64	0.92	09/25/2000
	SPDR Dow Jones REIT ETF	**RWR**	0.25%	NAV	5.34	22.43	12.01	6.70	11.52	04/23/2001
	Market Value		N/A	Market Value	5.34	22.46	12.00	6.71	11.52	04/23/2001
	SPDR S&P Aerospace & Defense ETF	**XAR**	0.35%	NAV	7.46	-0.11	N/A	N/A	20.55	09/28/2011
	Market Value		N/A	Market Value	7.50	-0.13	N/A	N/A	20.55	09/28/2011
	SPDR S&P Oil & Gas Equipment & Services ETF	**XES**	0.35%	NAV	8.57	-26.87	-13.78	-4.13	-3.12	06/19/2006
	Market Value		N/A	Market Value	8.52	-26.91	-13.78	-4.10	-3.13	06/19/2006
	SPDR S&P Health Care Services ETF	**XHS**	0.35%	NAV	3.51	-11.74	N/A	N/A	20.73	09/28/2011
	Market Value		N/A	Market Value	3.54	-11.78	N/A	N/A	20.74	09/28/2011
	Industrial Select Sector SPDR Fund	**XLI**	0.14%	NAV	1.52	5.89	10.83	7.43	7.21	12/16/1998
	Market Value		N/A	Market Value	1.54	5.94	10.83	7.44	7.21	12/16/1998
	Technology Select Sector SPDR Fund	**XLK**	0.14%	NAV	-1.71	6.84	13.07	9.59	3.23	12/16/1998
	Market Value		N/A	Market Value	-1.69	6.86	13.09	9.57	3.24	12/16/1998
	Utilities Select Sector SPDR Fund	**XLU**	0.14%	NAV	6.71	31.16	13.57	8.95	7.24	12/16/1998
	Market Value		N/A	Market Value	6.70	31.15	13.58	8.94	7.24	12/16/1998
	Health Care Select Sector SPDR Fund	**XLV**	0.14%	NAV	6.23	-2.14	17.08	10.97	7.90	12/16/1998
	Market Value		N/A	Market Value	6.25	-2.09	17.08	10.96	7.90	12/16/1998
	Consumer Discretionary Select Sector SPDR Fund	**XLY**	0.14%	NAV	-0.92	3.65	15.90	10.50	8.08	12/16/1998
	Market Value		N/A	Market Value	-0.91	3.69	15.91	10.50	8.08	12/16/1998
	SPDR S&P Metals and Mining ETF	**XME**	0.35%	NAV	19.55	2.53	-17.52	-5.76	-4.37	06/19/2006
	Market Value		N/A	Market Value	19.68	2.63	-17.52	-5.71	-4.36	06/19/2006

State Street Global Advisors 8

Guide to the Dorsey Wright SPDR® ETF Models

Standard Performance as of 6/30/2016

	Name	Ticker	Gross Expense Ratio		Cumulative Qtd (%)	Annualized 1Yr (%)	Annualized 5Yr (%)	Annualized 10Yr (%)	Since Inception (%)	Inception Date
Sector Rotation	SPDR S&P Oil & Gas Exploration & Production ETF	**XOP**	0.35%	NAV	14.83	-24.38	-8.88	-0.31	1.15	06/19/2006
	Market Value		N/A	Market Value	14.89	-24.36	-8.90	-0.27	1.15	06/19/2006
	SPDR S&P Semiconductor ETF	**XSD**	0.35%	NAV	0.13	4.03	10.42	7.23	5.71	01/31/2006
	Market Value		N/A	Market Value	0.13	4.02	10.42	7.32	5.71	01/31/2006
	SPDR S&P Software & Services ETF	**XSW**	0.35%	NAV	6.00	-0.46	N/A	N/A	17.69	09/28/2011
	Market Value		N/A	Market Value	5.99	-0.50	N/A	N/A	17.68	09/28/2011
International Sector Rotation	SPDR S&P International Consumer Discretionary Sector ETF	**IPD**	0.40%	NAV	-6.66	-13.52	3.79	N/A	5.65	07/16/2008
	Market Value		N/A	Market Value	-6.50	-12.83	3.83	N/A	5.73	07/16/2008
	SPDR S&P International Health Care Sector ETF	**IRY**	0.40%	NAV	4.64	-3.29	10.14	N/A	7.96	07/16/2008
	Market Value		N/A	Market Value	5.46	-3.25	10.11	N/A	7.98	07/16/2008
	SPDR S&P International Industrial Sector ETF	**IPN**	0.40%	NAV	-1.46	-5.09	1.42	N/A	2.44	07/16/2008
	Market Value		N/A	Market Value	-1.10	-4.68	1.39	N/A	2.48	07/16/2008

Source: SSGA, as of June 30, 2016.

Performance quoted represents past performance, which is no guarantee of future results.

Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. All results are historical and assume the reinvestment of dividends and capital gains. Visit www.spdrs.com for most recent month-end performance. Performance numbers for funds less than 1 year old are cumulative. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ.

9

About Us
For nearly four decades, State Street Global Advisors has been committed to helping our clients, and those who rely on them, achieve financial security. We partner with many of the world’s largest, most sophisticated investors and financial intermediaries to help them reach their goals through a rigorous, research-driven investment process spanning both indexing and active disciplines. With trillions* in assets, our scale and global reach offer clients access to markets, geographies and asset classes, and allow us to deliver thoughtful insights and innovative solutions.
State Street Global Advisors is the investment management arm of State Street Corporation.
* Assets under management were $2.30 trillion as of March 31, 2016. AUM reflects approx. $32.6 billion (as of March 31, 2016) with respect to which State Street Global Markets, LLC (SSGM) serves as marketing agent; SSGM and State Street Global Advisors are affiliated.
State Street Global Advisors 10

ssga.com | spdrs.com
For public use.
Important Risk Information
ETFs trade like stocks, are subject to investment risk and will fluctuate in market value.
Brokerage commissions and ETF expenses will reduce returns.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Momentum style of investing emphasizes investing in securities that have had higher recent price performance compared to other securities, which is subject to the risk that these securities may be more volatile and can turn quickly and cause significant variation from other types of investments.
Risk associated with equity investing include stock values which may fluctuate in response to the activities of individual companies and general market and economic conditions.
Bond funds contain interest rate risk (as interest rates rise bond prices usually fall); the risk of issuer default; issuer credit risk; liquidity risk; and inflation risk.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Foreign investments involve greater risks than U.S. investments, including political and economic risks and the risk of currency fluctuations, all of which may be magnified in emerging markets.
Non-diversified funds that focus on a relatively small number of securities tend to be more volatile than diversified funds and the market as a whole.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust:
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents
GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time.
Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here.
For more information: State Street Global Markets, LLC, One Lincoln Street,
Boston, MA, 02111. T: +1 866 320 4053. spdrgoldshares.com
Morgan Stanley is a service mark of Morgan Stanley and has been licensed for use by State Street Bank and Trust Company.
Barclays is a trademark of Barclays, Inc. and has been licensed for use in connection with the listing and trading of the SPDR Barclays ETFs. SPDR Barclays ETFs are not sponsored by, endorsed, sold or promoted by Barclays, Inc. and Barclays makes no representation regarding the advisability of investing in them.
Standard & Poor’s, S&P and SPDR are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensor’s and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State
Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., aregistered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio
Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC. ALPS Distributors, Inc. is not affiliated with State Street Global Markets, LLC or Dorsey Wright & Associates.
SSGA Funds Management has retained Nuveen Asset Management, as the sub-advisor for the SPDR Nuveen Barclays Municipal Bond ETF.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call
866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
© 2016 State Street Corporation. All Rights Reserved.
ID6589-IBG-19347 0716 Exp. Date: 07/20/2016
State Street GLOBAL ADVISORS. SPDR

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.